   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 2002


                                                      REGISTRATION NO. 333-76378

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                                   ATMI, INC.
             (Exact name of registrant as specified in its charter)

                          DELAWARE                                                    06-1481060
              (State or other jurisdiction of                                      (I.R.S. Employer
               incorporation or organization)                                   Identification Number)

                             ---------------------
                            EUGENE G. BANUCCI, PH.D.
                            CHIEF EXECUTIVE OFFICER
                                   ATMI, INC.
                                7 COMMERCE DRIVE
                           DANBURY, CONNECTICUT 06810
                                 (203) 794-1100
                             ---------------------
                                    COPY TO:
                            SCOTT S. ROSENBLUM, ESQ.
                             HOWARD T. SPILKO, ESQ.
                      KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 715-9100
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                             ---------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF               AMOUNT TO           AGGREGATE PRICE           AGGREGATE              AMOUNT OF
    SECURITIES TO BE REGISTERED           BE REGISTERED           PER UNIT(1)           OFFERING PRICE      REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------------------
5.25% Convertible Subordinated Notes
  Due 2006..........................      $115,000,000                100%               $115,000,000             $27,485
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per                                      n/a                    n/a                    n/a
  share.............................   5,183,096 shares(2)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) The shares of Common Stock registered hereunder are issuable upon conversion of the 5.25% Convertible Subordinated Notes due 2006 registered hereunder. Pursuant to Rule 457(i) under the Securities Act of 1933, there is no filing fee with respect to the shares of Common Stock issuable upon exercise of the conversion privilege.


(2) Plus such additional indeterminate number of shares as may become issuable upon conversion of the 5.25% Convertible Subordinated Notes Due 2006 registered hereunder by means of adjustments to the conversion price applicable thereto.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                  $115,000,000

                                  [ATMI LOGO]

                                   ATMI, INC.

         5.25% CONVERTIBLE SUBORDINATED NOTES DUE NOVEMBER 15, 2006 AND

          SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
                             ---------------------

     This prospectus relates to $115,000,000 in aggregate principal amount of 5.25% Convertible Subordinated Notes Due 2006 of ATMI, Inc. and 5,183,096 shares of common stock of ATMI which are initially issuable upon conversion of the notes, plus an indeterminate number of shares as may become issuable upon conversion as a result of adjustments to the conversion rate. The notes and shares are to be offered for the account of the holders thereof. The notes were originally issued and sold by ATMI to Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated in a private placement.

     The principal terms of the notes include the following:

Interest:                 Accrues from November 13, 2001 at the rate of 5.25% per
                          year, payable semi-annually on May 15 and November 15,
                          beginning on May 15, 2002
Maturity Date:            November 15, 2006, unless earlier redeemed or repurchased
Conversion Rate:          45.0704 shares of common stock per each $1,000 principal
                          amount of notes, subject to adjustment
Subordination:            Subordinated to our senior debt and, unless a subsidiary
                          enters into a subsidiary guarantee as described in this
                          prospectus, structurally subordinated to all indebtedness
                          and other liabilities of our subsidiaries
Redemption Options:       - by us after November 15, 2004, provided that the closing price of our common stock exceeds 120% of the conversion
                            price for a specified period of time
                          - by note holders upon a change in control


     The notes are currently designated for trading on the Portal(SM) Market. The notes are issued in $1,000 principal amount and integral multiples of $1,000. ATMI's common stock trades on the Nasdaq National Market under the symbol "ATMI." The last reported sale price for the common stock on the Nasdaq National Market on February 12, 2002 was $28.65 per share.


     The securities offered by this prospectus may be offered in negotiated transactions, ordinary brokerage transactions or otherwise, at negotiated prices or at the market prices prevailing at the time of sale.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES OR OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            Dated February 19, 2002

                               TABLE OF CONTENTS

Disclosure Regarding Forward-Looking Statements.............    i
Summary.....................................................    1
Risk Factors................................................    6
Use of Proceeds.............................................   17
Ratio of Earnings to Fixed Charges..........................   17
Description of Notes........................................   18
Description of Capital Stock................................   35
Material United States Federal Income Tax Considerations....   38
Selling Securityholders.....................................   45
Plan of Distribution........................................   47
Validity of Notes and Common Stock..........................   48
Independent Auditors........................................   48
Available Information.......................................   49
Incorporation of Certain Documents by Reference.............   49

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     In addition to the other information contained or incorporated by reference in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 6, in evaluating an investment in the notes or the common stock issuable upon conversion of the notes. This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended ("Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"). All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," or "continue" or the negative thereof or other comparable terminology. Such forward-looking statements include statements as to, among other things:

     - customer inventory levels, needs and order levels;

     - revenues;

     - gross profit;

     - research and development expenses;

     - marketing, general and administrative expenditures;

     - capital resources sufficiency;

     - acquisitions;

     - capital expenditures; and

     - restructuring activities and expenses.

     There can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from these projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the "Risk Factors" beginning on page 6, and those described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information contained elsewhere or incorporated by reference in this prospectus. You should consider carefully the information set forth in this prospectus under the heading "Risk Factors". Unless the context otherwise requires or as otherwise stated in this prospectus, references herein to "ATMI" or to "we", "us" or "our" refer to ATMI, Inc. and our subsidiaries. This prospectus contains some of our trademarks and tradenames as well as trademarks and tradenames of other companies.

                                      ATMI

     We are a leading supplier of materials, equipment and related services used worldwide in the manufacture of semiconductor devices. We specifically target the "front-end" semiconductor materials market. This market includes the processes used to convert a bare silicon wafer into a fully functional wafer that contains many copies of a semiconductor device or "chip". We manufacture and sell a broad range of ultrahigh-purity semiconductor materials and materials packaging and delivery systems. We also provide sensors for the workplace, point-of-use environmental equipment and deposition and equipment maintenance services to our customers. Our materials, equipment and services are designed to help semiconductor manufacturers significantly reduce their manufacturing-related costs, while ensuring safe and reliable materials management. Our customers include most of the leading semiconductor manufacturers in the world including IBM, Infineon, Intel, Taiwan Semiconductor and Texas Instruments.

OUR STRATEGY

     Our objective is to establish and enhance our leadership position in each of the market segments that we serve. Our strategy consists of the following key elements:

     - Targeting high growth, high margin specialty markets that use our core materials technologies and require products that are consumed in the production process;

     - Taking a "surround-the-tool" approach to provide more complete solutions to our customers, including materials, packaging, delivery systems, sensing and abatement and related services, designed to enhance levels of purity, productivity, safety and environmental responsiveness;

     - Leveraging our technology leadership through comprehensive research and development programs that provide a stream of proprietary and patented products; and

     - Pursuing mergers, acquisitions and strategic alliances that allow us to more rapidly expand our product and service offerings and become a more integral supplier to our customers.

OUR BUSINESS

     We have organized our operations along two business segments, ATMI Materials and ATMI Technologies.

     ATMI Materials.  ATMI Materials offers four primary product lines:

     - Liquid Materials. We produce and sell a broad range of high purity liquid-based materials used in the photolithography, deposition, polishing and cleaning phases of semiconductor device manufacturing that improve the efficiency of semiconductor production tools.

     - Liquid Delivery Systems. We design, manufacture and sell proprietary continuous refill delivery systems that transfer ultra-high purity thin film materials to deposition tools while eliminating process downtime and significantly minimizing contamination risk.

     - Gas Delivery Systems. Our patented Safe Delivery System (SDS) minimizes the potential for leakage of hazardous gases and allows more gas to be introduced into a cylinder, offering superior safety and productivity over competing systems.

     - Advanced Packaging. Our innovative NOWPak container assemblies lower the cost of liquid chemical delivery by enabling efficient replacement and recycling of chemical containers. We also produce and sell packaging for high purity solids and wafers under the Newform brand name.

     The materials we supply are consumed during the semiconductor manufacturing process and, as a result, the performance of ATMI Materials is primarily driven by the number of silicon wafers processed in a given period, known as wafer starts.

     ATMI Technologies. We offer complete "materials lifecycle management" by complementing our expertise in the delivery of materials for semiconductor manufacturing with additional equipment and services. ATMI Technologies' product and service offerings include:

     - Materials Sensing and Monitoring. We design, manufacture and sell devices used throughout semiconductor manufacturing facilities to sense and warn personnel of leaks of toxic gases used in semiconductor manufacturing. We also provide equipment to monitor materials purity and concentration.

     - Environmental Equipment. Our point-of-use environmental equipment is designed to remove the toxic and hazardous material effluent that remains after various processing steps of chip manufacturing. Our systems enable chip producers to meet increasingly strict worldwide environmental and safety regulations.

     - Epitaxial Services. We provide advanced epitaxial deposition services to our customers on an outsourced basis, enabling these customers to avoid the significant capital investment and expertise required to perform this increasingly critical process step.

     - Outsourced Parts Cleaning and Maintenance Services. Our parts cleaning and maintenance service offerings allow us to capitalize on the growing trend of our customers to outsource services in order to maximize process tool uptime and minimize cost of ownership.

     Although our service-related businesses, like our materials business, generally track wafer starts, our sensors and environmental equipment businesses are more driven by the level of industry capacity expansion.

     ATMI Materials and ATMI Technologies each accounted for approximately 51% and 49%, respectively, of our revenues in the first nine months of 2001, and accounted for 46% and 54%, respectively, of our revenues in fiscal year 2000.

     We were incorporated under the laws of Delaware in 1997. Our headquarters are located at 7 Commerce Drive, Danbury, Connecticut 06810, and our telephone number is (203) 794-1100.

                                   THE NOTES

     The following is a brief summary of certain terms of the notes. For a more complete description of the terms of the notes, see "Description of Notes".

Interest......................   5.25% per year on the principal amount. We will
                                 pay interest on the notes semi-annually on May
                                 15 and November 15 of each year, commencing May
                                 15, 2002.

Conversion....................   You may convert the notes into shares of our
                                 common stock at a conversion rate of 45.0704 shares of common stock per $1,000 principal amount of notes. This is equivalent to a conversion price of approximately $22.19 per share. The conversion rate is subject to adjustment in certain events. You may convert the notes at any time before the close of business on the business day immediately preceding the maturity date, unless we have previously redeemed or repurchased the notes.
                                 Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to the close of business on the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. See "Description of Notes -- Conversion Rights".

Subordination.................   The notes are unsecured and subordinated to our
                                 present and future "senior debt", as that term is defined in "Description of
                                 Notes -- Subordination". Except to the extent that a subsidiary enters into a subsidiary guarantee as described below, the notes are also structurally subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of September 30, 2001, the aggregate amount of our outstanding senior debt was approximately $24.4 million, all of which represented debt of our subsidiaries that we have guaranteed. In addition, as of September 30, 2001, our subsidiaries had approximately $35.0 million of other balance sheet liabilities (excluding intercompany liabilities). The indenture under which the notes were issued does not restrict the incurrence of senior debt by us or the incurrence of other indebtedness or liabilities by us or, except as set forth in the following sentence, by any of our subsidiaries. We have agreed not to allow any of our significant subsidiaries or the subsidiaries of those significant subsidiaries to incur any subordinated debt while the notes are outstanding without such subsidiary first entering into an unconditional guarantee of the notes on a subordinated basis. See "Description of Notes -- Subordination".

Covenants regarding subsidiary
  guarantees..................   We have agreed that none of our significant
                                 subsidiaries, or the subsidiaries of those significant subsidiaries, will incur, assume, guarantee or otherwise become liable with respect to any "subordinated debt", unless such subsidiary first enters into a full and unconditional guarantee of the notes. The obligations arising under such guarantee will be subordi-nated to all existing and future senior debt of the subsidiary guarantor. In addition, we have agreed that we will cause such subsidiaries to maintain those guarantees in effect for so long as such subordinated debt is outstanding as an obligation, directly or indirectly, of ATMI.
                                 "Subordinated debt" is defined in the indenture as any debt that is subordinated by the express terms of the instrument under which it is issued in right of payment to any senior debt of such subsidiary. In the event that this covenant is breached, your sole remedy would be to pursue your rights under the indenture against ATMI, Inc. Any amounts determined to be due to you as a result of such a breach would be structurally subordinated to any liabilities of such subsidiary. See "Description of Notes -- Covenants Regarding Subsidiary
                                 Guarantees".

Global note; Book-entry
system........................   We issued the notes in fully registered form
                                 without interest coupons and in minimum
                                 denominations of $1,000. The notes are
                                 evidenced by a global note deposited with the trustee for the notes, as custodian for the Depository Trust Company ("DTC"). DTC and its participants maintain records that show beneficial interests in the notes, and those interests can be transferred only through those records. See "Description of Notes -- Form,
                                 Denomination, Transfer, Exchange and Book-Entry
                                 Procedures".

Provisional redemption by
ATMI..........................   Prior to November 15, 2004, we will have no
                                 right to redeem the notes. On or after November
                                 15, 2004, we have the right at any time to redeem some or all of your notes which have not been previously converted at the redemption prices set forth in this prospectus plus accrued and unpaid interest; provided that the notes will not be redeemed prior to the maturity date unless the closing price for our common stock exceeds 120% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice.

Repurchase at option of
holders upon a change in
  control.....................   Upon a "change in control", as that term is
                                 defined in "Description of Notes -- Repurchase at Option of Holders Upon a Change in Control", you will have the right, at your option, subject to certain conditions and restrictions, to require us to repurchase all of your notes not previously called for redemption, in whole or in part, at 100% of their principal amount, together with interest accrued but unpaid to the repurchase date. The repurchase price is payable in cash or, at our option, and subject to certain conditions, in shares of common stock. If we pay the repurchase price in common stock, the common stock will be valued at 95% of the average closing sales prices of the common stock for the five trading days preceding and including the third trading day prior to the repurchase date. See "Description of

                                 Notes -- Repurchase at Option of Holders Upon a Change in Control".

Events of default.............   The following will be events of default under
                                 the indenture for the notes:

                                 - we fail to pay principal of or any premium on
                                   any note when due, whether or not the payment is prohibited by the subordination provisions of the indenture;

                                 - we fail to pay any interest, including
                                   liquidated damages, on any note when due and that default continues for 30 days, whether or not the payment is prohibited by the subordination provisions of the indenture;

                                 - we fail to provide notice of a change in
                                   control, whether or not such notice is
                                   prohibited by the subordination provisions of the indenture;

                                 - we fail to perform any other covenant in the
                                   indenture and that failure continues for 60 days (or, in the case of the covenants regarding subsidiary guarantees, 30 days) after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

                                 - we or any of our significant subsidiaries
                                   fail to pay when due, either at its maturity or upon acceleration thereof, any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed (or any guarantee thereof) with an aggregate principal amount in excess of $10 million if the indebtedness is not discharged, or the acceleration is not rescinded or annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes; and

                                 - certain events of bankruptcy, insolvency or
                                   reorganization involving us or any of our significant subsidiaries specified in the indenture.

Governing law.................   The indenture, the notes, any subsidiary
                                 guarantees and the registration rights
                                 agreement are governed by the laws of the State of New York.

                                  RISK FACTORS

     You should carefully consider the following risks, together with other information contained or incorporated by reference in this prospectus, in evaluating an investment in the notes or the common stock issuable upon conversion of the notes. The risks and uncertainties described below include those that we currently believe may materially affect us. Any of the following risks could adversely affect our business, operating results and financial condition and the trading price of our common stock and the notes.

                         RISKS RELATED TO OUR BUSINESS

OUR OPERATING RESULTS ARE MATERIALLY DEPENDENT UPON ECONOMIC AND BUSINESS CONDITIONS IN THE SEMICONDUCTOR INDUSTRY, AND WE ARE VULNERABLE TO INDUSTRY DOWNTURNS. THE SEMICONDUCTOR INDUSTRY IS CURRENTLY EXPERIENCING A SEVERE DOWNTURN.


     Substantially all of our sales are to customers in the worldwide semiconductor industry. As a result, our operating results are materially dependent upon economic and business conditions in the semiconductor industry. The semiconductor industry and the semiconductor equipment industry in particular have been highly cyclical and have experienced periods of overcapacity at various times, resulting in significantly reduced demand for semiconductor materials, capital equipment and wafer processing services. The semiconductor industry is currently experiencing a severe downturn of unprecedented magnitude that has been ongoing for several quarters and has been exacerbated by the terrorist attacks of September 11, 2001. According to industry research, wafer starts in December 2001 were 29% lower than peak production levels in November 2000, and equipment orders in December 2001 were 77% lower than peak levels in September 2000. Our year-to-date operating results for 2001 have been significantly impacted by the current downturn, especially with respect to our product lines that track industry capacity. We cannot assure you that:


     - the semiconductor industry's current downturn will slow or reverse course or that any future recovery will result in increased demand for semiconductor materials, capital equipment and wafer processing services by the semiconductor industry; or

     - the semiconductor industry will not experience other, possibly more severe and prolonged, downturns in the future.

     The current downturn and any future downturn in the semiconductor industry, especially if continuing for a prolonged period without a recovery, will have a material adverse effect on our business, operating results and financial condition.

THE DECLINE IN OUR REVENUES AND PRODUCTION VOLUMES HAS ADVERSELY AFFECTED OUR GROSS MARGINS AND PROFITABILITY, AND WE EXPECT THAT THIS TREND WILL CONTINUE.

     Many of our expenses, particularly those relating to capital equipment and manufacturing overhead, are fixed in the short term. Accordingly, reduced demand for our products and services causes our fixed production costs to be allocated across reduced production volumes, which adversely affects our gross margin and profitability. Our ability to reduce expenses is further constrained because we must continue to invest in research and development to maintain our competitive position and to maintain service and support for our existing global customer base. Reduced production volumes contributed to the significant decline in our gross margin in the nine months ended September 30, 2001. We expect that our gross margins will continue to be adversely affected by reduced production volumes. Our current visibility on our future operating results is severely limited given the current semiconductor industry downturn, and we cannot accurately predict if or when production volumes or our gross margins will increase or if or when our operating results will improve. Our inability to reduce fixed costs rapidly could increase the adverse impact on our operations.

OUR RESTRUCTURING HAS CURTAILED OUR RESOURCES AND MAY HAVE INSUFFICIENTLY ADDRESSED MARKET CONDITIONS.

     In the first quarter of 2001, we announced our plan to restructure our operations in response to the sharp downturn in the semiconductor industry and our desire to more aggressively integrate previous acquisitions and reduce costs of infrastructure. Under the restructuring plan, we expect to reduce our workforce by approximately 18% from December 31, 2000 levels and to consolidate excess facilities. As a result of the restructuring plan, we recorded a restructuring charge of approximately $12.8 million in the first quarter of 2001. Due to further decline in the semiconductor industry, we announced a second restructuring action in September 2001, to further reduce our workforce by an additional 7% from prior year-end levels. As a result of the second restructuring initiative, we recorded an additional restructuring charge of $1.8 million in the third quarter of 2001. We may have incorrectly anticipated the extent of long-term market decline for our products and services and we may be forced to restructure further or may incur further operating charges due to poor business conditions.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE, AND OUR STOCK PRICE AND THE PRICE OF THE NOTES MAY BE VOLATILE AS A RESULT.

     Our quarterly operating results may fluctuate in the future as a result of a number of factors, including:

     - the general demand for semiconductors;

     - the cyclical nature of semiconductor manufacturing and the semiconductor manufacturing equipment market;

     - our product mix;

     - our success in developing, introducing and shipping new products;

     - competition;

     - the timing of significant orders from, and shipments to, customers;

     - the timing and market acceptance of new products;

     - seasonality of sales; and

     - the effect of various non-recurring expenses.

     As a result, our operating results in any quarter are not necessarily a good predictor of our results for any future period. In the future, we will likely experience quarterly or annual fluctuations. In one or more future quarters, our operating results may fall below the expectations of public market analysts or investors, and the price of our common stock could decline significantly. Because the notes are convertible into shares of common stock, their value may be affected by these factors as well.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH AND ATTRACTING AND RETAINING HIGHLY SKILLED SCIENTIFIC, TECHNICAL, MANAGERIAL AND MARKETING PERSONNEL, WHICH COULD ADVERSELY AFFECT OUR REVENUES AND INCREASE OUR OPERATING EXPENSES.

     We have grown and intend to continue to grow our business. The management of our growth requires qualified personnel, systems and other resources. Our future success will depend in part on our ability to attract and retain highly skilled scientific, technical, managerial and marketing personnel. Competition for such personnel in the semiconductor industry is intense, and our competitors are often larger and more established than we are. We may not be successful in attracting and retaining qualified personnel. In addition, our expansion may also significantly strain operational, management, financial, sales and marketing and other resources. To manage growth effectively, we must continue to enhance and integrate our information technology infrastructure, systems and controls and successfully expand, train and manage our employee base. We may not be able to manage this expansion effectively, including by providing satisfactory levels of customer service and technical support. Our inability to manage our growth and to attract and retain skilled personnel could have a material adverse effect on our business, operating results and financial condition.

OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE NEGATIVELY IMPACTED IF WE ARE UNABLE TO INTEGRATE BUSINESSES WE ACQUIRE.

     Over the past several years, we have acquired a number of companies. If opportunities exist, we intend to acquire other businesses that we believe fit our business strategy. We may not achieve the anticipated benefits from any acquisition unless we successfully combine the acquired businesses with our existing business in a timely and efficient manner. The integration of acquisitions requires substantial attention from our management. The diversion of the attention of management, and any difficulties encountered in the transition process, could negatively impact our business, operating results and financial condition. In addition, the process of integrating various businesses could cause the interruption of, or a loss of momentum in, the activities of some or all of these businesses as well as our ongoing business.

OUR REVENUES AND EARNINGS COULD BE NEGATIVELY AFFECTED IF WE CANNOT ANTICIPATE MARKET TRENDS, ENHANCE OUR EXISTING PRODUCTS AND PROCESSES, DEVELOP AND COMMERCIALIZE NEW PRODUCTS AND PROCESSES, AND IDENTIFY AND CONSUMMATE STRATEGIC ACQUISITIONS.

     We believe that our future success will depend, in part, upon our ability to anticipate rapidly changing technologies and market trends, to enhance our existing products and processes, to develop and commercialize new products and processes, and to expand through acquisitions. The semiconductor industry markets we serve undergo frequent technological changes which in turn create demand for new and improved products and process technologies. We may not be able to improve our existing products and process technologies or to develop and market new products and technologies that will be cost-effective or introduced in a timely manner or accepted in the marketplace. Our failure to develop or introduce enhanced and new products and processes in a timely manner may negatively affect our revenues and earnings. Our long-term historical growth in revenues and net earnings has resulted in large part from our strategy of expansion through acquisitions. Management considers, on a continuing basis, potential acquisitions of technologies and businesses, some of which may be material to us. However, we cannot assure you that we will identify or succeed in consummating transactions with suitable acquisition candidates in the future.

WE ARE SUBJECT TO OPERATIONAL, FINANCIAL, POLITICAL AND EXCHANGE RATE RISKS DUE TO OUR SIGNIFICANT LEVEL OF INTERNATIONAL OPERATIONS AND SALES.

     For the years ended December 31, 1998, 1999 and 2000, revenues outside the United States accounted for approximately 33%, 39% and 45%, respectively, of our revenues for those years. For the nine months ended September 30, 2001, approximately 46% of our revenues were attributable to revenues outside the United States. We anticipate that international sales will continue to account for a significant portion of our revenues. As a result, our operations are subject to risks inherent in international business activities, including:

     - export controls;

     - unexpected changes in legal and regulatory requirements;

     - policy changes affecting the markets for semiconductor technology;

     - changes in tariffs, exchange rates and other barriers;

     - political and economic instability;

     - difficulties in accounts receivable collection;

     - difficulties in managing resellers or representatives;

     - difficulties in staffing and managing international operations;

     - difficulties in protecting our intellectual property outside the United States; and

     - potentially adverse tax consequences.

     Although our sales to date have been predominantly denominated in U.S. dollars, the value of the U.S. dollar in relation to other currencies may adversely affect our sales to customers outside the United States. In addition, the recent acquisitions of Newform, N.V., MST Analytics, Inc. and ESCA, Inc. have increased the amount of our operations conducted in Europe in the Euro. Also, expenses and revenues of a portion of certain of our businesses are denominated in South Korean or Taiwanese currency or in the Euro and are exposed to risks customarily associated with currency fluctuations. Any significant volatility in South Korean or Taiwanese currency or in the Euro, as it relates to invested capital in our respective businesses in those countries, could have a material adverse impact on stockholders' equity as reflected in currency translation adjustments in our financial statements. We do not hedge our exposure with respect to such fluctuations. To the extent that we expand our international operations or change our pricing practices to denominate prices in other currencies, we will be exposed to increased risks of currency fluctuations.

     Certain of our businesses conduct a material portion of their activities in Asia, primarily South Korea and Taiwan. Volatile economic conditions in the region or in those countries, or instability in the currency of those countries or in those countries' capital markets, may negatively impact our revenues and earnings.

OUR REVENUES WOULD SUFFER IF OUR MAJOR CUSTOMERS REDUCED THEIR PURCHASES OF OUR PRODUCTS OR SERVICES.

     Sales to our top five customers totaled approximately 27% of our revenues for the year ended December 31, 2000. Our relationships with these customers are subject to various risks, including:

     - termination, reduction or modification in the event of changes in the customer's requirements or budgetary constraints;

     - risks of potential disclosure of our confidential information to third parties; and

     - the failure or inability of a customer to perform its prime contract with its customer.

     Our revenues would suffer if our major customers reduced their purchases of our products or services or secured alternative sources for these products or services. Based on the current trend toward consolidation in the semiconductor industry, we expect that our customer base will continue to become more concentrated with a limited number of customers accounting for a more significant portion of our revenues.

ANY PROLONGED DISRUPTION IN MANUFACTURING OUR PRODUCTS COULD NEGATIVELY IMPACT OUR BUSINESS.

     The manufacture of semiconductors and related materials and equipment involves highly complex manufacturing processes. We have established manufacturing facilities for many of our products, including semiconductor environmental equipment, thin film materials, packaging and delivery systems, substrates and coated wafers. We have also established a facility to fabricate, test and assemble semiconductor thin films, devices and circuits. In addition, we subcontract for the manufacture of a significant portion of our gas delivery systems. Any prolonged disruption in manufacturing our products, whether due to technical or labor difficulties, delay or inability to obtain sufficient quantities of production input or equipment, destruction or damage to any facility, termination of our relationship with subcontractors or other reasons, could negatively impact our ability to deliver products to customers. To be financially successful, we must manufacture our products in commercial quantities, at acceptable costs and on a timely basis, which we may not be able to do.

WE MAY HAVE DIFFICULTY RESPONDING TO RAPIDLY CHANGING SEMICONDUCTOR TECHNOLOGY, MATERIALS AND PROCESSES AND FACE COMPETITION FROM EXISTING TECHNOLOGIES.

     Semiconductor technology, materials and processes change rapidly. We may not be successful if we cannot keep pace with such advances. We are evaluating a number of new opportunities to commercialize our core technology, but these opportunities may not lead to commercial products that are timely or competitive. The technological advances of others may render our current products or development efforts obsolete, and other equipment or materials may prove more advantageous to customers in the markets we serve. In addition, certain of our current technologies face competition from other existing technologies which may be superior to or more cost-effective than our current technologies and products.

WE FACE INTENSE COMPETITION FROM A VARIETY OF SOURCES, INCLUDING LARGER
COMPANIES.

     The markets for semiconductor thin film materials, packaging and delivery systems, sensors, environmental equipment and thin film deposition services are intensely competitive. A number of domestic and international companies engage in commercial activities in the markets we serve. Many of these companies have substantially greater financial, research and development, manufacturing and marketing resources than we do. In addition, as this industry evolves, other competitors may emerge. To remain competitive, we must continue to invest in and focus upon research and development and product and process innovation. We may not be successful if we cannot compete on:

     - price;

     - technical capabilities;

     - quality;

     - customer service; and

     - the ability to provide full market-basket solutions to customers that are increasingly seeking to streamline their vendor relationships.

        RISKS RELATED TO AN INVESTMENT IN THE NOTES AND OUR COMMON STOCK

OUR INDEBTEDNESS AND DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT US.

     At September 30, 2001, we had approximately $24.4 million of outstanding senior debt, all of which represented debt of our subsidiaries that we have guaranteed. In connection with the initial sale of the notes, we incurred $115.0 million of indebtedness. As a result of this indebtedness, our principal and interest payment obligations will increase substantially. During each of the next five years our debt service obligations on the notes being offered will be approximately $6.0 million per year in interest payments. If we are unable to generate sufficient cash to meet these obligations and have to use existing cash or investments, we may have to delay or curtail research and development programs and future acquisitions.

     Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control. We intend to fulfill our debt service obligations both from cash generated by our operations and from our existing cash and investments. We may add additional lease lines to finance capital expenditures and may obtain additional long-term debt and lines of credit.

     Our indebtedness and the degree to which we are leveraged could have significant additional negative consequences, including:

     - increasing our vulnerability to general adverse economic and industry conditions;

     - limiting our ability to obtain additional financing for working capital, acquisitions or other purposes;

     - subjecting us to covenants in credit agreements or other agreements that may limit our ability to engage in certain activities or transactions;

     - requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

     - placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

WE MAY NOT BE ABLE TO PAY OUR DEBT AND OTHER OBLIGATIONS.

     If our cash flow is inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the notes or our other obligations, we would be in default under the terms thereof, which would permit the holders of the notes to accelerate the maturity of the notes and also could cause defaults under the terms of other indebtedness that we may enter into from time to time. Any such default could have a material adverse effect on our business, operating results and financial condition. In addition, we may not be able to repay amounts due in respect of the notes if payment of the notes were to be accelerated following the occurrence of an event of default as defined in the indenture.

OUR HOLDING COMPANY STRUCTURE MAY LIMIT OUR ABILITY TO MAKE PAYMENTS ON THE
NOTES.

     All of our properties are owned by, and all of our operations are conducted through, our subsidiaries. As a result, we depend on dividends and other payments from our subsidiaries to satisfy our financial obligations and make payments to our investors. The ability of our subsidiaries to pay dividends and make other payments to us may be subject, from time to time, to restrictions under the terms of their debt agreements. In addition, the ability of a subsidiary to pay dividends to us will be limited by applicable law. In the event of bankruptcy proceedings affecting a subsidiary, to the extent we are recognized as a creditor of that subsidiary, our claim would be subordinate to any security interest in or other lien on any assets of that subsidiary and to any of its debt.

THE NOTES ARE SUBORDINATED TO OTHER DEBT.

     The notes are unsecured and subordinated in right of payment to all of our present and future senior debt and, except to the extent that a subsidiary enters into a subsidiary guarantee as described below, are structurally subordinated to all indebtedness and other liabilities of our subsidiaries. As of September 30, 2001, our senior debt was approximately $24.4 million, all of which represented debt of our subsidiaries that we have guaranteed. In addition, as of September 30, 2001, our subsidiaries had approximately $35.0 million of other balance sheet liabilities (excluding intercompany liabilities). The indenture under which the notes were issued does not restrict us or, except as set forth in the following sentence, any of our subsidiaries from incurring additional senior or other indebtedness or liabilities. We have agreed not to allow any of our significant subsidiaries or the subsidiaries of those significant subsidiaries to incur any subordinated debt while the notes are outstanding without such subsidiary first entering into an unconditional guarantee of the notes on a subordinated basis. In the event that this covenant is breached, your sole remedy would be to pursue your rights under the indenture against ATMI, Inc. Any amounts determined to be due to you as a result of such breach would be structurally subordinated to any liabilities of such subsidiary. If we are party to a bankruptcy, liquidation or reorganization, or if we default on any senior debt, our assets will be used to satisfy the holders of our senior debt before we will be able to make additional payments on the notes. Further, the assets of each of our subsidiaries must be used to satisfy the holders of the subsidiary's indebtedness before we can use the subsidiary's assets to make payments on the notes. We may not have sufficient assets remaining to pay amounts on any or all of the notes.

OUR COVENANTS REGARDING SUBSIDIARY GUARANTEES MAY LIMIT CERTAIN OF OUR SUBSIDIARIES FROM INCURRING SUBORDINATED DEBT.

     We have agreed not to allow any of our significant subsidiaries or the subsidiaries of those significant subsidiaries to incur any subordinated debt while the notes are outstanding without such subsidiary first entering into an unconditional guarantee of the notes on a subordinated basis. This restriction may limit those subsidiaries' ability to obtain subordinated debt on favorable terms and conditions or at all.

ANY SUBSIDIARY GUARANTEE ENTERED INTO MAY BE UNENFORCEABLE.

     Although laws differ among various jurisdictions, if a subsidiary guarantee has been entered into with respect to the notes, a court could, under fraudulent conveyance laws, further subordinate or avoid that subsidiary guarantee, if it found that the subsidiary guarantee was incurred with actual intent to hinder, delay or defraud creditors or that the subsidiary guarantor did not receive fair consideration or reasonably equivalent value for the subsidiary guarantee and that the subsidiary guarantor was any of the following:

     - insolvent or was rendered insolvent because of the subsidiary guarantee;

     - engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity.

     If a court voided the subsidiary guarantee as the result of a fraudulent conveyance, or held it unenforceable for any other reason, holders of the notes would cease to have a claim against the subsidiary guarantor based on the subsidiary guarantee and would be solely creditors of ATMI, Inc.

FUTURE ACQUISITIONS MAY AFFECT OUR LEVERAGE AND CAPITAL NEEDS.

     If we pursue any acquisitions in the future, our capital needs could be affected. For instance, if we were to undertake a substantial acquisition for cash, the acquisition would likely need to be financed in part through bank borrowings or the issuance of public or private debt. This would decrease our ratio of earnings to fixed charges and adversely affect other leverage criteria. Such debt would likely rank senior to the notes. We cannot assure you that the necessary acquisition financing would be available to us when required on acceptable terms. If we were to undertake an acquisition for equity or if we were to issue equity to finance an acquisition, the acquisition or the issuance of equity might have a dilutive effect on the interests of our stockholders. Furthermore, we cannot assure you that any of our acquisitions will generate future revenues or earnings.

SECURITIES WE ISSUE TO FUND OUR OPERATIONS COULD DILUTE YOUR OWNERSHIP.

     We may decide to raise additional funds through public or private debt or equity financing to fund our operations or capital needs. If we raise funds by issuing equity securities, the percentage ownership of current stockholders will be reduced and the new equity securities may have rights prior to those of the common stock issuable upon conversion of the notes. We may not obtain sufficient financing on terms that are favorable to you or us. We may delay, limit or eliminate some or all of our proposed operations if adequate funds are not available.

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE NOTES.

     There is no public market for the notes, which may significantly limit:

     - the liquidity of any market that may develop;

     - your ability to sell your notes; and

     - the price for which you will be able to sell your notes.

     If a market were to develop, the notes could trade at prices that may be higher or lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market, so you should be prepared to hold the notes to maturity unless you convert them. We cannot predict whether an active trading market for the notes will develop or, if such a market develops, how liquid it will be.

IF A CHANGE IN CONTROL WERE TO OCCUR, WE MAY NOT HAVE SUFFICIENT FUNDS TO PAY THE REDEMPTION PRICE FOR ALL THE NOTES TENDERED OR YOU MIGHT BECOME AN EQUITY HOLDER IN A COMPANY OTHER THAN ATMI.

     If there is a change in control of our company, you may require us to redeem some or all of your notes. We may not have sufficient funds or may not be able to arrange for additional financing to pay the redemption price for all the notes tendered by you and other holders. Under the terms of the indenture for the notes, we may elect, if we meet certain conditions, to pay the repurchase price with shares of common stock, which could result in your holding an equity position in a company other than ATMI. There is no sinking fund for the notes. The requirement that we offer to repurchase the notes upon a change in control does not apply to all possible transactions in which control of ATMI could change. See "Description of Notes -- Repurchase at Option of Holders Upon a Change in Control".

     Any future credit agreements or other agreements relating to other indebtedness, including other senior debt, to which we become a party may contain restrictions or prohibitions on our redeeming the notes while that indebtedness is outstanding. If a change in control occurs at a time when we are prohibited from purchasing or redeeming the notes, we could seek the consent of lenders to the purchase of the notes or could attempt to refinance the borrowings that contain this prohibition. If we do not obtain a consent or repay these borrowings, we would remain prohibited from purchasing or redeeming the notes. Our failure to redeem the notes would constitute an event of default under the indenture under which we issued the notes, which might constitute a default under the terms of other indebtedness that we may enter into from time to time. In these circumstances, the shortfall between cash available and total amounts then due and payable would likely restrict payments to you.

ANY ADVERSE RATING OF THE NOTES MAY CAUSE THEIR TRADING PRICE TO FALL.

     In the future, one or more rating agencies may rate the notes. If any rating agencies rate the notes, they may assign a lower rating than expected by investors. Rating agencies, following any initial or subsequent rating, may also lower ratings on the notes. If the rating agencies assign a lower than expected rating or subsequently reduce their ratings, the trading price of the notes could decline and the trading price of our common stock could be adversely affected.

                       LEGAL, REGULATORY AND OTHER RISKS

WE MAY INCUR VARIOUS TAX LIABILITIES IN CONNECTION WITH OUR ACQUISITION OF ADCS THAT EXCEED OUR SECURITY FOR THESE LIABILITIES AND WHICH MAY NEGATIVELY AFFECT OUR EARNINGS, CASH FLOW AND CASH POSITION.

     The former securityholders of Advanced Delivery and Chemical Systems Group ("ADCS") have agreed to indemnify us for possible tax liabilities of ADCS. As security for these potential liabilities, the former securityholders of ADCS delivered into escrow a portion of the shares of common stock they received in connection with our acquisition of ADCS. We and the former securityholders of ADCS have divergent views on any potential exposures related to the various tax matters for which there will be indemnification. The former securityholders of ADCS believe that any exposure would be immaterial. We believe that any successful challenge to the tax matters is not probable. While the possible exposures are difficult to quantify, we believe that, regardless of the probability that liabilities arise, the potential aggregate exposure could range from $0 to $22 million depending on the tax matters. We have been notified by the Internal Revenue Service of an assessment of $2.1 million for certain of these tax matters. Although we believe that this assessment is without merit and we intend to vigorously defend our position on these tax matters, we cannot predict whether we will be successful in defending against the assessment or the amount of any final assessment against us. We have agreed that minimum amounts must be reached before we have a right to recover our losses. The current value of the shares held in escrow provides indemnity towards the upper range of the potential exposure. A possibility exists that the losses could exceed the value of the shares held in escrow because the shares held in escrow are too few in number or too low in value to adequately compensate us for these losses. In any event, if we incur actual tax liabilities, they will negatively affect our earnings, cash flow and cash position.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE CANNOT PROTECT OUR PROPRIETARY TECHNOLOGY OR IF WE INFRINGE ON THE PROPRIETARY TECHNOLOGY OF OTHERS.

     Our proprietary technology aids our ability to compete effectively with other companies. Although we have been awarded, have filed applications for or have been licensed under numerous patents in the United States and other countries, these patents may not fully protect our technology or competitive position. Further, our competitors may apply for and obtain patents that will restrict our ability to make and sell our products.

     Our competitors may intentionally infringe our patents. Third parties may also assert infringement claims against us in the future. Litigation may be necessary to enforce patents issued to us, to protect our trade secrets or know-how, to defend ourselves against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. The defense and prosecution of patent suits are both costly and time-consuming, even if the outcome is favorable to us. Outside the United States, such proceedings can be extremely expensive and their outcome very unpredictable. An adverse outcome in the defense of a patent suit could cause us to lose proprietary rights, subject us to significant liabilities to third parties or require us to license rights from third parties or to cease selling our products. Any of these events could have a material adverse effect on our business, operating results and financial condition. We also rely on unpatented proprietary technology that others may independently develop or otherwise obtain access to. Our inability to maintain the proprietary nature of our technologies could negatively affect our revenues and earnings.

WE FACE THE RISK OF PRODUCT LIABILITY CLAIMS.

     The manufacture and sale of our products, which include thin film and other toxic materials, involve the risk of product liability claims. In addition, a failure of one of our products at a customer site could interrupt the business operations of the customer. Our existing insurance coverage limits may not be adequate to protect us from all liabilities that we might incur in connection with the manufacture and sale of our products if a successful product liability claim or series of product liability claims was brought against us.

OUR BUSINESS IS SUBJECT TO SUBSTANTIAL LIABILITIES FOR FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS.

     We use, generate and discharge toxic or otherwise hazardous chemicals and wastes in our manufacturing, processing and research and development activities. As a result, we are subject to a variety of governmental regulations related to the storage, use and disposal of these materials. Our failure to comply with present or future laws could result in fines or other liabilities being imposed on us, suspension of production or a cessation of operations.

     The various premises we occupy, particularly our research and development facility in Danbury, Connecticut, may have been contaminated prior to occupancy. We are not aware of any environmental investigation or action by government agencies involving these premises. However, under federal and state statutes and regulations, a government agency may seek to recover its response costs and/or require future remedial measures from both operators and owners of property where releases of hazardous substances have occurred or are ongoing. The prior occupant of the Danbury, Connecticut premises has agreed to indemnify us for remediation costs in connection with any pre-existing, on-site contamination or environmental condition. However, this indemnification may not prove adequate to cover any liability imposed on us related to the environmental condition of the premises or the cost of defending an environmental action, either of which could be substantial.

     Our activities may also result in our being subject to additional regulation. Such regulations could require us to acquire significant additional equipment or to incur other substantial expenses to comply with environmental laws. Our failure to control the use of hazardous substances could subject us to substantial financial liabilities.

PROVISIONS OF OUR CHARTER DOCUMENTS, OUR BYLAWS, AND DELAWARE LAW COULD DISCOURAGE POTENTIAL ACQUISITION PROPOSALS AND COULD DELAY, DETER OR PREVENT A CHANGE IN CONTROL.

     Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of our outstanding voting stock. These provisions provide for:

     - a classified board of directors;

     - a prohibition on stockholder action through written consents;

     - a requirement that special meetings of stockholders be called only by the chairman of the board or the board of directors;

     - advance notice requirements for stockholder proposals and nominations;

     - limitations on the ability of stockholders to make changes in the board of directors; and

     - the authority of the board to issue, without stockholder approval, preferred stock with such terms as the board may determine.

     We have also adopted a stockholder rights plan, or "poison pill", and declared a dividend distribution of one "right" for each share of common stock. The rights would cause substantial dilution in the event that a person, entity or group attempts to acquire 15% (20% in the case of certain transactions by institutional investors) or more of our common stock on terms not approved by our board of directors. We are also subject to the protections of Section 203 of the Delaware General Corporation Law, which prohibits Delaware corporations such as us from engaging in a broad range of business combinations with a person or entity who, together with affiliates and associates, owns 15% or more of our common stock for three years (an "interested stockholder") after the person or entity became an interested stockholder, unless the business combination is approved in a prescribed manner. The provisions described above, our poison pill and Section 203 of the Delaware General Corporation Law may discourage, deter, delay or prevent a change in control or a third party's acquisition of us, even if our stockholders might receive a premium for their shares in the acquisition over the then current market price.

                                USE OF PROCEEDS

     All of the notes and the shares of our common stock issuable upon conversion of the notes are being sold by the selling securityholders or by their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the nine months ended September 30, 2001 and for each of the preceding five fiscal years. In calculating these ratios, earnings include pre-tax income from continuing operations before adjustment for minority interest in consolidated subsidiaries plus fixed charges of interest expense and an amount equivalent to interest included in rental charges. Total fixed charges include interest expense, capitalized interest, and an amount equivalent to interest included in rental charges.

                                                              FISCAL YEAR ENDED DECEMBER 31,
                                       NINE MONTHS ENDED    -----------------------------------
                                       SEPTEMBER 30, 2001   2000     1999    1998   1997   1996
                                       ------------------   ----     -----   ----   ----   ----
Ratio of earnings to fixed charges...         (A)           44.7(B)   12.3    5.2    6.1    8.1

---------------
(A) As a result of the loss incurred in the first nine months of 2001, ATMI was unable to fully cover total fixed charges by $8,237,000.

(B) Included in earnings for 2000 was a nonrecurring gain of $9,520,000 related to the sale of certain available-for-sale securities, offset by a $1,250,000 write down of certain other investments, disclosed in ATMI's Annual Report on Form 10-K. If such nonrecurring items had not occurred, the ratio of earnings to fixed charges would have been 39.6.

                              DESCRIPTION OF NOTES

     We issued the notes under an indenture between us and State Street Bank and Trust Company, who is acting as trustee. The indenture and the notes are governed by New York law. Because this section is a summary, it does not describe every aspect of the notes and the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition in the indenture of certain terms. In this section, references to "ATMI" or "we", "us" or "our" refer solely to ATMI, Inc. and not any of our current or future subsidiaries.

GENERAL

     The notes are general, unsecured obligations of ATMI. The notes are subordinated, which means that they rank behind certain of our indebtedness as described below. The notes are limited to $115,000,000 aggregate principal amount. We are required to repay the principal amount of the notes in full on November 15, 2006.

     The notes bear interest at the rate of 5.25% per annum from the date of original issuance, November 13, 2001. We will pay interest on the notes on May 15 and November 15 of each year, commencing on May 15, 2002. Interest will be paid to the person in whose name the note is registered at the close of business on the preceding May 1 or November 1, as the case may be. Interest will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

     You may convert the notes into shares of our common stock initially at the conversion rate of 45.0704 shares per each $1,000 principal amount of notes at any time before the close of business on the business day immediately preceding the maturity date, unless the notes have been previously redeemed or repurchased. This is equivalent to a conversion price of approximately $22.19 per share. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. The conversion rate may be adjusted as described below.

     Prior to November 15, 2004, we will have no right to redeem the notes. We may redeem the notes at our option at any time on or after November 15, 2004, in whole or in part, at the redemption prices set forth below under "-- Provisional Redemption by ATMI", plus accrued and unpaid interest, if any, to the redemption date; provided that we may not redeem the notes prior to the maturity date unless the closing price for our common stock exceeds 120% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice.

     If there is a change in control of ATMI, you will have the right to require us to repurchase your notes as described below under "-- Repurchase at Option of Holders Upon a Change in Control".

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

     The notes are issued:

     - only in fully registered form;

     - without interest coupons; and

     - in denominations of $1,000 and greater multiples.

     The notes are evidenced by one or more global notes, which we deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. The global note and any notes issued in exchange for the global note are subject to restrictions on transfer and will bear the legend regarding those restrictions. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

     - DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note; or

     - an event of default with respect to the notes represented by the global note has occurred and is continuing.

     In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

     DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

     - you cannot receive notes registered in your name if they are represented by the global note;

     - you cannot receive physical certificated notes in exchange for your beneficial interest in the global notes;

     - you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

     - all payments on the global note will be made to DTC or its nominee.

     The laws of some jurisdictions require that certain kinds of purchasers, such as insurance companies, can only own securities in definitive certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

     Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called "participants") and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note appears, and the only way the transfer of those interests can be made, will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

     Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's sameday funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

     We will make cash payments of interest on and principal of and the redemption or repurchase price of the global note, as well as any payment of liquidated damages, to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

     We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

     We will send any redemption notices to Cede. We understand that if less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

     We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.

     DTC has also advised us as follows:

     - DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code, as amended, and a clearing agency registered pursuant to the provisions of
       Section 17A of the Exchange Act;

     - DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants;

     - Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations;

     - Certain participants, or their representatives, together with other entities, own DTC; and

     - Indirect access to the DTC System is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records. During the time when the notes are evidenced by the global note, where we refer in this prospectus to actions you may take as a holder of the notes, we are referring to your taking such actions through the policies and procedures established by DTC.

CONVERSION RIGHTS

     You may, at your option, convert any portion of the principal amount of any note that is $1,000 or an integral multiple of $1,000 into shares of our common stock at any time on or prior to the close of business on the business day immediately preceding the maturity date, unless the notes have been previously redeemed or repurchased. The conversion rate will be equal to 45.0704 shares per $1,000 principal amount of notes. The conversion rate is equivalent to a conversion price of approximately $22.19 per share. The conversion rate is subject to adjustment as described below. Your right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase.

     You may convert all or part of any note by delivering the note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

     As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with a cash payment in lieu of any fraction of a share. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

     If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the next preceding interest payment date to the conversion date, except as described below in this paragraph. Any note surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date (except notes, or portions thereof, called for redemption on a redemption date or to be repurchased on a repurchase date for which the right to convert would terminate during such period) must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. In the case of any note that has been converted after any regular record date but before the next succeeding interest payment date, interest payable on such interest payment date shall be payable on such interest payment date notwithstanding such conversion, and such interest shall be paid to the holder of such note on such regular record date.

     No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our common stock at the close of business on the conversion date.

     You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

     The conversion rate will be subject to adjustment for, among other things:

     - dividends and other distributions payable in our common stock on shares of our capital stock;

     - the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of such common stock (determined as provided in the indenture) as of the record date for stockholders entitled to receive such rights, options or warrants;

     - subdivisions, combinations and reclassifications of our common stock;

     - distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

        - those dividends, rights, options, warrants and distributions referred to above;

        - dividends and distributions paid exclusively in cash; and

        - distributions upon mergers or consolidations discussed below;

     - distributions consisting exclusively of cash, excluding any cash portion of distributions referred to immediately above, or cash distributed upon a merger or consolidation to which the next succeeding bullet point applies, to all holders of our common stock in an aggregate amount that, combined together with:

        - other all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made; and

        - any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization, being the product of the current market price per share of the common stock on the record date for such distribution and the number of shares of common stock then outstanding; and

     - the successful completion of a tender offer made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, together with:

        - any cash and the fair market value of other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of that tender offer in respect of which no adjustment has been made; and

        - the aggregate amount of all cash distributions referred to above to all holders of our common stock within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

     We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

     In the event that we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the notes were convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of the common stock.

     We may increase the conversion rate for any period of at least 20 days if our board of directors determines that the increase would be in our best interest. The board of directors' determination in this regard will be conclusive. We will give holders of notes at least 15 days' notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock equals or exceeds 105% of the conversion price in connection with an event that otherwise would be a change in control as defined below or 120% of the conversion price in connection with a redemption of the notes on or after November 15, 2004.

     If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as distribu-tions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. See "Material United States Federal Income Tax
Considerations -- U.S. Holders".

SUBORDINATION

     The notes are unsecured and subordinated and, as a result, the payment of the principal, any premium and interest (including liquidated damages) on the notes, including amounts payable on any redemption or repurchase, will be subordinated to the prior payment in full, in cash or other payment satisfactory to holders of senior debt, of all of our senior debt to the extent provided in the indenture. Except to the extent that a subsidiary enters into a subsidiary guarantee as described below, the notes are also structurally subordinated to any debt or other liabilities of our subsidiaries. As of September 30, 2001, we had approximately $24.4 million of senior debt, all of which represented debt of our subsidiaries that we have guaranteed. In addition, as of September 30, 2001, our subsidiaries had approximately $35.0 million of other balance sheet liabilities (excluding intercompany liabilities).

     "Senior debt" is defined in the indenture to mean: the principal of (and premium, if any) and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable or rent or other obligations, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed in connection with any of the following:

     - our indebtedness evidenced by any credit or loan agreement, note, bond, debenture or other written obligation;

     - all of our obligations for money borrowed;

     - any note or similar instrument issued by us in connection with the acquisition of any businesses, properties or assets of any kind;

     - our leasing real or personal property:

        - under leases if all or a portion of the lessee's rental obligations are required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; or

        - under leases, participation agreements, guarantees or similar documents entered into by us in connection with the leasing of real or personal property by us or any of our subsidiaries which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property for a fixed price or otherwise guarantee a residual value of leased property to the lessor or a third party, whether or not such lease is properly classified as an operating or capital lease in accordance with generally accepted accounting principles;

     - any interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

     - any letters of credit, bankers' acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

     - any deferred purchase price of property or services;

     - all obligations of the type referred to in the above clauses of another person and any dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

     - renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

     Senior debt will not include:

     - the notes;

     - any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is not superior in right of payment to the notes; or

     - any trade accounts payable or accrued liabilities arising in the ordinary course of business.

     "Designated senior debt" means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, whether or not executed contemporaneously with the issuance of such senior debt, expressly provides that such indebtedness shall be designated senior debt for purposes of the indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

     We may not make any payment on account of principal, premium or interest, including liquidated damages, if any, on the notes, or redemption or repurchase of the notes, if:

     - we default in our obligations to pay principal, premium, interest or other amounts on our senior debt, including a default under any redemption or repurchase obligation, and the default continues beyond any applicable grace period that we may have to make these payments; or

     - any other default occurs and is continuing on any designated senior debt; and

        - the default permits the holders of the designated senior debt to accelerate its maturity; and

        - the trustee has received a payment blockage notice from us, the holder of such debt or such other person permitted to give such notice under the indenture.

     If payments of the notes have been blocked by a payment default on senior debt, payments on the notes may resume when the payment default has been cured or waived or ceases to exist.

     If payments on the notes have been blocked by a nonpayment default on designated senior debt, payments on the notes may resume on the earlier of:

     - the date the nonpayment default is cured or waived or ceases to exist; or

     - 179 days after the payment blockage notice is received.

     No nonpayment default that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice. In addition, once a holder of designated senior debt has blocked payment on the notes by giving a payment blockage notice, no new period of payment blockage can be commenced pursuant to a subsequent payment blockage notice unless and until both of the following are satisfied:

     - 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice; and

     - all scheduled payments of principal, any premium and interest with respect to the notes that have come due have been paid in full in cash.

     In addition, all principal, premium, if any, interest and other amounts due on all senior debt must be paid in full before you are entitled to receive any payment otherwise due upon:

     - any acceleration of the principal on the notes as a result of an event of default of the notes; or

     - any payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings.

     In the event of insolvency, creditors who are holders of senior debt are likely to recover more, ratably, than you because of this subordination. The subordination may result in a reduction or elimination of payments on the notes to you.

     In addition, except to the extent that a subsidiary enters into a subsidiary guarantee as described below, the notes will be "structurally subordinated" to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

     Except as set forth in the next paragraph, the indenture does not limit our ability to incur senior debt or our ability or the ability of our subsidiaries to incur any other indebtedness.

COVENANTS REGARDING SUBSIDIARY GUARANTEES

     We have agreed that none of our significant subsidiaries, or the subsidiaries of those significant subsidiaries, will incur, assume, guarantee or otherwise become liable with respect to any "subordinated debt" unless such subsidiary first enters into a full and unconditional guarantee of the notes. The obligations arising under such guarantee will be subordinated to all existing and future senior debt of the subsidiary guarantor. In addition, we have agreed that we will cause such subsidiaries to maintain those guarantees in effect for so long as such subordinated debt is outstanding as an obligation, directly or indirectly, of ATMI. "Subordinated debt" is defined in the indenture as any debt that is subordinated by the express terms of the instrument under which it is issued in right of payment to any senior debt of such subsidiary. In the event that this covenant is breached, your sole remedy would be to pursue your rights under the indenture against ATMI, Inc. Any amounts determined to be due to you as a result of such a breach would be structurally subordinated to any liabilities of such subsidiary.

PROVISIONAL REDEMPTION BY ATMI

     Prior to November 15, 2004, we will have no right to redeem the notes. On or after November 15, 2004, we may redeem the notes, in whole or in part, at the prices set forth below. If we elect to redeem all or part of the notes, we will give at least 30, but no more than 60, days notice to you. We may only redeem the notes prior to the maturity date if the closing price of our common stock exceeds 120% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice.

     The redemption price, expressed as a percentage of principal amount, is as follows for the following periods:

                                                              REDEMPTION
PERIOD                                                          PRICE
------                                                        ----------
Beginning on November 15, 2004 and ending on November 14,
  2005......................................................    102.10%
Beginning on November 15, 2005 and ending on November 14,
  2006......................................................    101.05%

and thereafter is equal to 100% of the principal amount. In each case, we will pay accrued and unpaid interest to the redemption date.

     No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

PAYMENT AND CONVERSION

     We will make all payments of principal and interest on the notes by dollar check drawn on a United States dollar account. If you hold registered notes with a face value greater than $2,000,000, at your request we will make payments of principal or interest to you by wire transfer to a United States dollar account. Payment of any interest on the notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business on May 1 or November 1, whether or not a business day, immediately preceding the relevant interest payment date (a "regular record date"). If you hold registered notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date.

     Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for:

     - any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global note; or

     - any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

     Notes may be surrendered for conversion at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "-- Conversion Rights".

     We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the notes have been made available for payment and either paid or returned to us as provided in the indenture, we will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "-- Notices" below.

     All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

     If a "change in control" as defined below occurs, you will have the right, at your option, to require us to repurchase all of your notes not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued but unpaid to the repurchase date.

     At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock valued at 95% of the average of the closing prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. We may only pay the repurchase price in our common stock if we satisfy conditions provided in the indenture.

     Within 30 days after the occurrence of a change in control, we are obligated to give to you notice of the change in control and of the repurchase right arising as a result of the change in control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.

     A change in control will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

          (1) any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

          (2) we merge or consolidate with or into any other person, another person merges into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any such transaction:

          - that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; or

          - any transaction which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock of the surviving entity.

     However, a change in control will not be deemed to have occurred if either:

     - the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days; or

     - all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation otherwise constituting a change in control under clause (1) and/or clause (2) in the preceding paragraph consists of shares of common stock, depository receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock, depository receipts or other certificates representing common equity interests.

     For purposes of these provisions:

     - the conversion price is equal to $1,000 divided by the conversion rate;

     - whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act; and

     - "person" includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

     Rule 13e-4 promulgated under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

     We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the underwriters, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

     The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

     Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. Some of the events constituting a change in control could result in an event of default under our senior debt. Moreover, a change in control could cause an event of default under, or be prohibited or limited by, the terms of our senior debt. As a result, unless we were to obtain a waiver, a repurchase of the notes in cash could be prohibited under the subordination provisions of the indenture until the senior debt is paid in full. Although we have the right to repurchase the notes with our common stock, subject to certain conditions, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a change in control, an event of default under the indenture would occur, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our senior debt. See "-- Subordination".

MERGERS AND SALES OF ASSETS BY ATMI

     We may not (1) consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any entity, (2) permit any person to consolidate with or merge into us or (3) permit any person to convey, transfer, sell or lease such person's properties and assets substantially as an entirety to us unless:

     - in the case of (1) and (2) above the entity formed by such consolidation or into or with which we are merged or the entity to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving entity, the surviving entity assumes the payment of the principal of, premium, if any, and interest on the notes and the performance of our other covenants under the indenture and shall have provided for conversion rights in accordance with the indenture; and

     - in all cases, immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

EVENTS OF DEFAULT

     The following will be events of default under the indenture:

     - we fail to pay principal of or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the notes or indenture;

     - we fail to pay any interest, including any liquidated damages, on any note when due, which failure continues for 30 days, whether or not prohibited by the subordination provisions of the notes or indenture;

     - we fail to provide notice of a change in control, whether or not such notice is prohibited by the subordination provisions of the indenture;

     - we fail to perform any other covenant in the indenture, which failure continues for 60 days (or, in the case of the covenant regarding subsidiary guarantees, 30 days) following notice as provided in the indenture;

     - any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries, with an aggregate principal amount in excess of $10 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

     - certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the trustee. Subject to providing indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     If an event of default other than an event of default arising from events of insolvency, bankruptcy or reorganization occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may, subject to the subordination provisions of the indenture, accelerate the maturity of all notes. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal of, and any premium and interest on, the notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs, then the principal of, and accrued interest on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see
"-- Meetings, Modification and Waiver" below.

     You will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

     - you give the trustee written notice of a continuing event of default;

     - the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute proceedings;

     - the trustee shall have failed to institute such proceeding within 60 days of the written request; and

     - the trustee has not received, during such 60 day period, from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request.

     However, these limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of, premium, if any, or interest, including liquidated damages, on your note on or after the respective due dates expressed in your note or your right to convert your note in accordance with the indenture.

     We will be required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

MEETINGS, MODIFICATION AND WAIVER

     The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

     Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the notes.

     Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived and any past defaults by us under the indenture (except a default in the payment of principal, premium, if any, or interest) may be waived, either:

     - with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding; or

     - by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting or, if less, the holders of at least a majority in aggregate principal amount of the notes at the time outstanding.

     The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

     However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

     - change the stated maturity of the principal or interest of a note;

     - reduce the principal amount of, or any premium or interest on, any note;

     - reduce the amount payable upon a redemption or mandatory repurchase;

     - modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

     - modify our right to redeem the notes in a manner adverse to the holders;

     - change the place or currency of payment on a note (except for changes in payments of liquidated damages which may be effected by amendment of the registration rights agreement in accordance with its terms);

     - impair the right to institute suit for the enforcement of any payment on any note;

     - modify our obligation to maintain an office or agency in New York City;

     - modify the subordination provisions in a manner that is adverse to the holders of the notes;

     - adversely affect the right to convert the notes;

     - modify our obligation to deliver information required under Rule 144A to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

     - reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

     - reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

     - reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

REGISTRATION RIGHTS

     When we issued the notes, we entered into a registration rights agreement and agreed to file the shelf registration statement of which this prospectus is a part. In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion or repurchase of the notes, commonly referred to as the registrable securities, that we, at our expense:

     - file with the SEC, within 90 days after the date the notes were originally issued, the shelf registration statement covering resales of the registrable securities;

     - use our reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the notes were originally issued; and

     - use our reasonable efforts to keep the shelf registration statement effective until the earliest of (1) the sale of all of the registrable securities registered under the shelf registration statement, (2) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to all registrable securities held by non-affiliate holders, and (3) two years from the date the shelf registration statement is declared effective.

     We are permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the sales of registrable securities during prescribed periods of time for certain business reasons, including, without limitation, the acquisition of businesses or assets, pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 30 days in any 90-day period or a total of 90 days in any 365-day period. We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

     We may, upon written notice to all the holders of notes, postpone having the shelf registration statement filed or declared effective for a reasonable period not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Notwithstanding any such postponement, additional interest referred to as "liquidated damages" will accrue on the notes if either of the following registration defaults occurs:

     - on or prior to 90 days following the date the notes were originally issued, a shelf registration statement has not been filed with the SEC; or

     - on or prior to 180 days following the date the notes were originally issued, the shelf registration statement is not declared effective.

     In that case, liquidated damages will accrue on any notes and shares issued on conversion of the notes, which are then restricted securities from and including the day following the registration default until the day on which the registration default has been cured or, if earlier, the end of the period for which we have agreed to use our reasonable efforts to keep the shelf registration statement effective. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the liquidated damages began to accrue. Liquidated damages accrue either on the principal amount of the notes or based on the conversion price of common stock issued upon conversion of the notes.

     The rates at which liquidated damages will accrue will be as follows:

     - 0.25% of the principal amount (or the conversion price) per annum to and including the 90th day after the registration default; and

     - 0.50% of the principal amount (or the conversion price) per annum from and after the 91st day after the registration default.

     In addition, the interest rate on all of the notes will be increased if:

     - the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 30 days, whether or not consecutive, during any 90-day period; or

     - the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 12-month period.

     The interest rate on the notes will increase by an additional 0.50% per annum from the 31st day of the 90-day period or the 91st day of the 12-month period. The increased rate will continue until the earlier of the following:

     - the time the shelf registration statement again becomes effective or the holders of registrable securities are again able to make sales under the shelf registration statement; or

     - the expiration of the period for which we have agreed to use our reasonable efforts to keep the shelf registration statement effective.

     A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

     - will be required to be named as a selling security holder in the related prospectus;

     - may be required to deliver a prospectus to purchasers;

     - may be subject to certain civil liability provisions under the Securities Act in connection with those sales;

     - will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions; and

     - may be required to furnish information to us as may be required by applicable law for inclusion in the shelf registration statement.

     We will mail the notice and questionnaire to the holders of registrable securities not less than 30 calendar days prior to the time we intend in good faith to have the shelf registration statement declared effective.

     No holder of registrable securities will be entitled:

     - to be named as a selling securityholder in the shelf registration statement as of the date the shelf registration statement is declared effective; or

     - to use the prospectus forming a part of the shelf registration statement for offers and resales of registrable securities at any time,

unless such holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire.

     Holders of registrable securities will, however, have at least 28 calendar days from the date on which the notice and questionnaire is first mailed to return a completed and signed notice and questionnaire to us.

     Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. Following our receipt of a completed and signed notice and questionnaire, we will include the registrable securities covered thereby in the shelf registration statement, subject to restrictions on the timing and number of supplements to the shelf registration statement provided in the registration rights agreement.

     We agreed in the registration rights agreement to use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted on the Nasdaq National Market. However, if the common stock is not then quoted on the Nasdaq National Market, we will use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange the common stock is then quoted or listed, upon effectiveness of the shelf registration statement.

     This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the notes upon request to us.

NOTICES

     Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

     Notice of a redemption of notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

REPLACEMENT OF NOTES

     We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

     We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance, transfer, exchange or conversion of the notes; provided, however, that we shall not be required to pay any tax or duty that may be payable in respect of (i) income of the holders of notes or (ii) any transfer involved in the issue and delivery of certificates for shares of common stock in a name other than that of the holder of the note or notes to be converted.

GOVERNING LAW

     The indenture, the notes, any subsidiary guarantees, and the registration rights agreement are governed by and construed in accordance with the laws of the State of New York, United States of America.

THE TRUSTEE

     If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. The following summary of our securities and provisions of our certificate of incorporation and our bylaws is not intended to be complete and is qualified by reference to the provisions of applicable law and to our certificate of incorporation and bylaws.

COMMON STOCK


     As of February 12, 2002, 30,456,126 shares of our common stock were issued and outstanding, held by approximately 258 holders of record. In addition, as of that date, 971,630 shares of common stock were reserved for further grants under our various stock plans. Furthermore, as of February 12, 2002, there were outstanding options and warrants to purchase 4,076,792 shares of common stock, and we have reserved 5,183,096 shares of common stock for issuance upon conversion of the notes. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to share ratably in all of our assets available for distribution to holders of common stock upon the liquidation, dissolution or winding up of our affairs. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock, and the outstanding shares of common stock are fully paid and nonassessable.


     Stockholders are entitled to one vote for each share of common stock held of record on matters submitted to a vote of stockholders. Our common stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of common stock voting for the election of directors can elect all of the directors if they choose to do so (but, as described below, our board of directors is classified into three classes of directors), and, in such event, the holders of the remaining shares of common stock will not be able to elect any person or persons to the board of directors.

PREFERRED STOCK

     Our board of directors has the authority, subject to any limitations established by law, without further stockholder approval, to issue from time to time up to 2,000,000 shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, powers, preferences and special rights of the preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of holders of common stock.

     The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of our outstanding voting stock.

     In connection with the stockholder rights plan discussed below, in October 2000 our board of directors designated a series of preferred stock as Series A Junior Participating Preferred Stock. No shares of preferred stock, including Series A Junior Participating Preferred Stock, are currently issued and outstanding, and we have no present plans to issue any shares of preferred stock.

RIGHTS PLAN, DELAWARE LAW, AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Stockholder Rights Plan. In October 2000, our board of directors adopted a stockholder rights plan, or "poison pill", and declared a dividend distribution of one "right" for each share of common stock. The rights would cause substantial dilution in the event that a person, entity or group attempts to acquire 15% (20% in the case of certain transactions by institutional investors) or more of our common stock on terms not approved by our board of directors. The existence of this plan could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of our outstanding voting stock.

     Classified Board of Directors. Our certificate of incorporation and bylaws provide for our board of directors to be divided into three classes of directors: Class I, Class II and Class III, as nearly equal in number as is reasonably possible. Each director is elected for a three-year term, with one class of directors being elected at each annual meeting of stockholders. In the event of any increase or decrease in the authorized number of directors, directorships will be apportioned among the classes by our board of directors to ensure that no one class has more than one director more than any other class, to the extent possible. Since only one-third of the directors of the classified board of directors are subject to election each year, it is more difficult for the stockholders to change our management than if the board of directors were not classified. In addition, the presence of a classified board of directors could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of us and, therefore, may limit the price that certain investors might be willing to pay in the future for shares of our common stock.

     Changes in Board of Directors. Our certificate of incorporation and bylaws provide that vacancies on the board of directors may be filled by a vote of a majority of the board of directors then in office. Also, our bylaws provide that any increase or decrease in the number of directors requires the approval of a majority of the directors then in office. These provisions could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of us and, therefore, may limit the price that certain investors might be willing to pay in the future for shares of our common stock.

     Stockholder Action. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of the stockholders and may not be taken by written consent. These provisions could have the effect of delaying until the next annual stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities, because special meetings of stockholders may be called only by a majority of the board of directors or the Chairman of the Board. These provisions may also discourage another person from making a tender offer for our common stock, because such person, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders' meeting and not by written consent.

     Advance Notice Provisions for Stockholder Nominations of Directors and Stockholder Proposals. Our certificate of incorporation and bylaws establish advance notice procedures with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to other business to be brought by stockholders before an annual meeting of stockholders.

     Our nomination procedure requires that a stockholder give to our Secretary prior written notice, in proper form, of a planned nomination for the board of directors. Our bylaws specify the requirements for the form and timing of that notice. If the Chairman of the Board determines that a person was not nominated in accordance with our nomination procedure, such person will not be eligible for election as a director. Under our business procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior notice, in proper form, to our Secretary. Our bylaws specify the requirements for the form and timing of that notice. If the Chairman of the Board determines that the other business was not properly brought before such meeting in accordance with our business procedure, such business will not be conducted at the meeting.

     Although our bylaws do not give the board of directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, our bylaws:

     - may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed; or

     - may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us, even if the conduct of such solicitation or such attempt might be beneficial to us and our subsidiaries.

     Delaware Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, this section prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner or certain other exemptions apply. For purposes of Section 203, "business combination" is defined broadly to include reorganizations, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is any person or entity who, together with affiliates and associates, owns (or within the three immediately preceding years did own) 15% or more of the corporation's voting stock.

     Limitation on Liability and Indemnification of Directors. Our certificate of incorporation contains certain provisions permitted under Delaware corporate law relating to the liability of directors. To the extent permitted by Delaware corporate law, the provisions eliminate a director's personal liability for monetary damages for a breach of fiduciary duty. The provisions also indemnify directors and officers to the fullest extent permitted by Delaware corporate law.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discusses the material U.S. federal income tax consequences to holders, and U.S. estate tax consequences to non-U.S. holders (defined below), relating to the purchase, ownership, conversion and disposition of the notes and the ownership and disposition of common stock into which the notes may be converted. This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your personal circumstances. This discussion also addresses certain issues with respect to our deduction for interest on the notes. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable existing and proposed U.S. Treasury regulations, and judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to differing interpretation. Except as otherwise noted, this summary applies only to holders who hold the notes and our common stock into which the notes may be converted as capital assets within the meaning of Section 1221 of the Code (generally, for investment). It does not address tax consequences applicable to those U.S. holders that may be subject to special tax rules, including financial institutions, regulated investment companies, tax-exempt organizations, expatriates, persons subject to the alternative minimum tax provisions of the Code, pension funds, insurance companies, dealers in securities or foreign currencies, persons that will hold notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction for tax purposes, persons deemed to sell notes or common stock under the constructive sale provisions of the Code, persons who hold notes through a partnership or other pass through entity, or persons whose functional currency is not the U.S. dollar (except as disclosed below under "Non-U.S. Holders"). We have not sought any ruling from the Internal Revenue Service, or IRS, or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     For purposes of this discussion, the term U.S. holder means a beneficial owner of a note or common stock that is for U.S. federal income tax purposes:

     - a citizen or resident of the U.S.;

     - a corporation created or organized in or under the laws of the U.S.;

     - an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust if (a) its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all of its substantial decisions, or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A non-U.S. holder means a holder of a note or common stock that is not a U.S. holder for U.S. federal income tax purposes. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is generally attributed to its owners.

U.S. HOLDERS

     The following is a summary of the material U.S. federal income tax consequences resulting from the purchase, ownership, conversion and disposition of the notes and ownership and disposition of common stock by U.S. holders.

THE NOTES

  INTEREST

     Interest paid on a note generally will be includible in the income of a U.S. holder as ordinary income at the time the interest is received or accrued, in accordance with each U.S. holder's method of accounting for U.S. federal income tax purposes.

  CERTAIN CONTINGENT PAYMENTS

     In certain circumstances we may be obligated to pay you liquidated damages. See "Description of Notes -- Registration Rights". In addition, in certain circumstances we may elect to pay the repurchase price of the notes with shares of our common stock, the value of which could differ from the sum of the principal amount and accrued and unpaid interest.

     We intend to take the position that the likelihood of the occurrence of any of these payments is remote. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. Remote contingencies are not taken into account unless and until they occur. If we are required to pay liquidated damages, you would probably recognize additional interest income. The payment of the repurchase price with shares of our stock generally is described below in "U.S. Holders -- The Notes -- Sale."

  SALE

     Except as set forth below under "U.S. Holders -- The Notes -- Conversion" and "U.S. Holders -- The Notes -- Market Discount", upon the sale, exchange, redemption or other taxable disposition of a note (including the repurchase of a note for cash pursuant to the exercise of a repurchase right in the event of a change in control), a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition and the U.S. holder's adjusted tax basis in that note. For these purposes, the amount realized on the disposition of a note does not include any amount attributable to accrued but unpaid interest, which will be taxable as such unless previously taken into income. A U.S. holder's adjusted tax basis in a note generally will be the purchase price of that note on the date of purchase increased by any market discount previously included in income by the holder and reduced by any amortized premium. For a discussion of market discount and premium, see "U.S. Holders -- The Notes -- Market Discount" and "U.S. Holders -- The
Notes -- Premium". Gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the note has been held for more than one year. In general, the maximum federal tax rate for noncorporate taxpayers on long-term capital gain is 20% (and 18% if such capital assets are held for more than five years). Capital gain on assets having a holding period of one year or less at the time of their disposition is taxed as short-term capital gain at ordinary income tax rates in the hands of noncorporate taxpayers. For corporate taxpayers, both capital gains and ordinary income are subject to a maximum regular federal income tax rate of 35%. The deductibility of capital losses is subject to limitations.

     If, upon a change in control, a holder requires us to repurchase some or all of the holder's notes and we elect to pay the repurchase price in shares of our common stock, the redemption would be treated as a recapitalization for U.S. federal income tax purposes if the notes qualify as "securities" for these purposes. Although not free from doubt, we believe the notes should qualify as securities.

If the exchange of notes for common stock is treated as a recapitalization then the consequences to a U.S. holder would be the same as upon a conversion of notes, as discussed below. See "U.S. Holders -- The Notes -- Conversion". If the exchange is not a recapitalization, then the exchange would be taxable as described above and the amount realized would be based on the fair market value of the common stock received. If we elect to pay the repurchase price in shares of a company that acquires us upon a change in control, such an exchange may be taxable depending on the nature of the transaction giving rise to the change in control.

  MARKET DISCOUNT

     The resale of notes may be affected by the impact on a purchaser of the market discount provisions of the Code. For this purpose, and subject to a de minimus exception, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note (which is its stated principal amount) exceeds the holder's adjusted tax basis in the note when purchased. Subject to a limited exception, these provisions generally require a U.S. holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition or retirement of that note to the extent of the accrued market discount on that note at the time of disposition or maturity, unless the U.S. holder elects to include accrued market discount in income over the remaining life of the note.

     The election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. holder, under a constant yield method. A U.S. holder who acquires a note at a market discount and who does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. If a U.S. holder acquires a note with market discount and receives common stock upon conversion of the note, the amount of accrued market discount not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income when the holder disposes of the common stock. The rules regarding market discount are complex, and U.S. holders should consult their tax advisors.

  PREMIUM

     A U.S. holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium from the purchase date to the note's maturity date under a constant-yield method. Amortizable premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized premium can only offset interest income on a note and may not be deducted against other income. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The rules regarding premium are complex, and U.S. holders should consult their tax advisors.

  CONVERSION

     A U.S. holder generally will not recognize any income, gain or loss upon conversion of a note into our common stock except (i) with respect to cash received in lieu of a fractional share of common stock and (ii) to the extent that the common stock issued upon conversion is treated as attributable to accrued interest on the note (which will be treated as interest for U.S. federal income tax purposes). A U.S. holder's tax basis in the common stock received on conversion of a note will be the same as the U.S. holder's adjusted tax basis in the note at the time of conversion reduced by any basis allocable to a fractional share. The holding period for the common stock received on conversion will generally include the holding period of the note converted. However, a U.S. holder's tax basis in shares of common stock attributable to accrued interest generally will equal the amount of accrued interest included in income and the holding period with respect to such stock will begin on the day following the date of conversion. The conversion of a note into stock of a company that acquires us upon a change in control may be taxable.

     Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for a fractional share of common stock and generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the U.S. holder's adjusted tax basis allocable to the fractional share).

  CONSTRUCTIVE DIVIDENDS

     The conversion price of the notes may be adjusted under certain circumstances. Section 305 of the Code treats certain actual or constructive distributions of stock with respect to stock or convertible securities as a dividend distribution taxable as ordinary income to the extent of the issuer's current and accumulated earnings and profits with any excess treated as a tax-free return of capital and then as capital gain. Under applicable Treasury regulations, an adjustment to the conversion price of the notes may, under certain circumstances, be treated as a constructive dividend under these rules to the extent it increases the proportional interest of a U.S. holder of a note in our fully diluted common stock, whether or not the holder ever converts the note into our common stock. Generally, a holder's tax basis in a note will be increased by the amount of any constructive dividend. Similarly, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to holders of our common stock.

COMMON STOCK

  DIVIDENDS

     Distributions received on our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent of our current and accumulated earnings and profits as of the end of the year of distribution. Any excess will be treated as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock. Subject to applicable rules, U.S. holders that are corporations may be eligible to claim a deduction equal to a portion of any distributions received that are treated as dividends. Special rules may apply to corporate U.S. holders upon the receipt of any "extraordinary dividends" with respect to the common stock.

  SALE

     Upon the sale, exchange or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition and (ii) the U.S. holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term if the U.S. holder's holding period is more than one year.

NON-U.S. HOLDERS

     The following discussion is a summary of the material U.S. federal income and estate tax consequences resulting from the purchase, ownership, conversion and disposition of the notes and ownership and disposition of common stock by non-U.S. holders.

  INTEREST

     Generally, interest income paid on the notes to a non-U.S. holder should not be subject to U.S. federal income tax or withholding tax (subject to the discussion below regarding backup withholding) if:

     - the interest is not effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder;

     - the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote;

     - the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership (for this purpose, the holder of notes would be deemed to own constructively the common stock into which the notes could be converted);

     - the non-U.S. holder, under penalty of perjury, certifies to us or our agent on IRS Form W-8BEN (or appropriate substitute form) that it is not a U.S. person and provides its name and address (or otherwise satisfies the applicable identification requirements); and

     - the interest is not received by a non-U.S. holder that is a bank pursuant to a loan agreement entered into in the ordinary course of its trade or business.

     If a non-U.S. holder satisfies certain requirements, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. Recently revised Treasury regulations have modified the certification requirements described above by, inter alia, requiring foreign partnerships and certain foreign trusts to provide additional documentation which (i) certifies that the individual partners, beneficiaries, or owners of the partnership or trust are not U.S. holders, and (ii) provides the individual partners', beneficiaries' or owners' names and addresses.

     A non-U.S. holder that is not exempt from tax on interest under these rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless (i) the interest is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder or a lower treaty rate applies and (ii) the non-U.S. holder provides us with proper certification as to the non-U.S. holder's exemption from, or as to the reduced rate of, withholding on Form W-8ECI or W-8BEN (or appropriate substitute form), respectively. If the interest is effectively connected with the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally (and, under certain circumstances with respect to corporate holders, the branch profits tax, which is generally imposed at a 30% rate), unless an income tax treaty exception applies. While not entirely clear, the above discussion should be applicable to liquidated damages, if any, received by non-U.S. holders.

  CONSTRUCTIVE DIVIDENDS

     As discussed above, an adjustment to the conversion price of the notes could potentially give rise to a deemed distribution to holders of the notes. See "U.S. Holders -- The Notes -- Constructive Dividends" above. With respect to non-U.S. holders, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of common stock. See "Non-U.S. Holders -- Dividends" below.

  CONVERSION

     A non-U.S. holder generally will not be subject to U.S. federal income tax on the conversion of a note into shares of our common stock. To the extent a non-U.S. holder receives cash in lieu of a fractional share of common stock on conversion, that cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock. See "Non-U.S. Holders -- Sale of Notes and Common Stock".

  DIVIDENDS

     If we make distributions on our common stock, those distributions generally will be treated as a dividend to the extent of our current and accumulated earnings and profits as of the end of the year of distribution. Subject to the discussion below of backup withholding, any such distribution treated as dividends to a non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax, unless (i) the dividend is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder or a lower treaty rate applies and (ii) the non-U.S. holder provides us with proper certification as to the non-U.S. holder's exemption from, or as to the reduced rate of, withholding on Form W-8ECI or W-8BEN (or appropriate substitute form), respectively. If the dividend is effectively connected with the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally (and under certain circumstances with respect to corporate holders, the branch profits tax, which is generally imposed at a 30% rate), unless an income tax treaty exception applies.

  SALE OF NOTES AND COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, redemption or other disposition of a note or common stock, unless:

     - in the case of an individual non-U.S. holder, that holder is present in the U.S. for 183 days or more in the year of the disposition and certain other requirements are met; or

     - the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder.

     If the gain is effectively connected to the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally (and under certain circumstances with respect to corporate holders, the branch profits tax, which is generally imposed at a 30% rate), unless an income tax treaty exception applies.

     Notwithstanding the above, if we are or become a U.S. real property holding corporation, a non-U.S. holder could be subject to federal income tax with respect to gain realized on the disposition of notes or shares of common stock. Amounts withheld, if any, with respect to such gain pursuant to the rules applicable to dispositions of U.S. real property interests would be creditable against that non-U.S. holder's U.S. federal income tax liability and could entitle that non-U.S. holder to a refund upon furnishing required information to the IRS. We do not believe that we are a U.S. real property holding corporation or will become a U.S. real property holding corporation in the future.

  UNITED STATES FEDERAL ESTATE TAX

     A note held by an individual who is not a citizen or resident of the U.S., as specifically defined for U.S. federal estate tax purposes, at the time of death will not be includable in the decedent's gross estate for U.S. estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business within the U.S. Common stock actually or beneficially held by an individual who is not a citizen or resident of the U.S., as specifically defined for U.S. federal estate tax purposes, at the time of death (or who previously transferred such stock subject to certain retained rights or powers) will be subject to U.S. federal estate tax unless otherwise provided by an applicable estate tax treaty.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Non-exempt U.S. holders may be subject to information reporting with respect to payments of interest on notes or dividends on common stock, and under certain circumstances, payments of principal. Non-exempt U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding. U.S. holders should consult their tax advisors.

     If the notes are held by a non-U.S. holder through a non-U.S., and non-U.S. related, broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding, may apply if the notes are held by a non-U.S. holder through a U.S., or U.S. related, broker or financial institution and the non-U.S. holder fails to provide appropriate information. Information reporting may still apply to payments of interest even if a certificate of non-U.S. status is provided. Non-U.S. holders should consult their tax advisors.

     The backup withholding rate is currently 30.5% (30% after December 31, 2001) and will be gradually reduced to 28% for payments made in 2006 or thereafter. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a refund or credit against your federal income tax liability, provided that the required information is furnished to the IRS. Some holders (including, among others, corporations) are generally not subject to information reporting and backup withholding.

OUR DEDUCTION FOR INTEREST ON THE NOTES

     Under Section 279 of the Code, deductions otherwise allowable to a corporation for interest may be reduced or eliminated if the interest is paid with respect to subordinated convertible debt issued to provide consideration for the acquisition of stock or a substantial portion of the assets of another corporation, if either (i) the acquiring corporation has a debt to equity ratio that exceeds 2 to 1 or (ii) the corporation's average annual earnings for the 3-year period ending on the test date do not exceed 3 times the annual interest costs of the corporation. Our deduction for interest on the notes could be reduced or eliminated under this rule. The availability of an interest deduction with respect to the notes was not determinative in our issuance of the notes.

                            SELLING SECURITYHOLDERS

     We originally sold the notes on November 13, 2001 to Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The initial purchasers of the notes have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers", as defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the notes and/or shares of the common stock issuable upon conversion of the notes pursuant to this prospectus.

     The following table sets forth:


          (1) the name of each selling securityholder who has provided us with notice as of two business days prior to the date of this prospectus pursuant to the registration rights agreement of its intent to sell or otherwise dispose of notes and/or shares of common stock issuable upon conversion of the notes pursuant to the registration statement,


          (2) the principal amount of notes and the number of shares of our common stock issuable upon conversion of the notes which they may sell from time to time pursuant to the registration statement, and

          (3) the amount of outstanding notes and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the notes.

     To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

     A selling securityholder may offer all or some portion of the notes and shares of the common stock issuable upon conversion of the notes. Accordingly, no estimate can be given as to the amount or percentage of notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.


     The information contained under the column heading "Shares of Common Stock That May be Sold" assumes conversion of the full amount of the notes held by the holder at the initial rate of 45.0704 shares of common stock per each $1,000 principal amount of notes. This conversion rate is subject to adjustment, however, as described under "Description of Notes -- Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

                                                                              SHARES OF         SHARES OF
                                           AMOUNT OF NOTES    AMOUNT OF        COMMON         COMMON STOCK
                                            OWNED BEFORE     NOTES THAT      STOCK OWNED        THAT MAY
NAME                                          OFFERING       MAY BE SOLD   BEFORE OFFERING       BE SOLD
----                                       ---------------   -----------   ---------------    ------------
Amaranth LLC.............................    $ 8,500,000     $ 8,500,000             0            383,098
Aristeia International Limited...........    $ 4,680,000     $ 4,680,000             0            210,929
Aristeia Partners, LP....................    $ 1,320,000     $ 1,320,000             0             59,492
Bank Austria Cayman Islands, Ltd.........    $ 4,960,000     $ 4,960,000             0            223,549
BNP Paribas Equity Strategies SNC........    $ 2,046,000     $ 2,046,000        24,179             92,214
Castle Convertible Fund, Inc.............    $   250,000     $   250,000             0             11,267
Convertible Securities Fund..............    $    25,000     $    25,000             0              1,126
Cooper Neff Convertible Strategies
  Fund...................................    $   787,000     $   787,000             0             35,470
Deutsche Banc Alex Brown Inc.............    $ 3,599,000     $ 3,599,000             0            162,208
Fidelity Commonwealth Trust: Fidelity
  Mid-Cap Stock Fund.....................    $ 2,425,000     $ 2,425,000             0            109,295
Fidelity Financial Trust:
  Fidelity Convertible Securities Fund...    $12,075,000     $12,075,000             0            544,225
First Union Securities Inc...............    $   500,000     $   500,000             0             22,535
Granville Capital Corporation............    $ 1,750,000     $ 1,750,000             0             78,873
HighBridge International LLC.............    $22,500,000     $22,500,000             0          1,014,084
KBC Financial Products USA Inc...........    $ 1,650,000     $ 1,650,000             0             74,366
Lincoln National Global Asset Allocation
  Fund, Inc..............................    $    30,000     $    30,000             0              1,352
McMahan Securities Co. LP................    $   173,000     $   173,000             0              7,797
Nations Convertible Securities Fund......    $   585,000     $   585,000             0             26,366
Nations Equity Income Fund...............    $   140,000     $   140,000             0              6,309
Oakwood Healthcare, Inc..................    $   115,000     $   115,000             0              5,183
Pioneer High Yield Fund..................    $ 1,000,000     $ 1,000,000             0             45,070
Putnam Asset Allocation Funds-Balanced
  Portfolio..............................    $   210,000     $   210,000             0              9,464
Putnam Asset Allocation Funds-
  Conservative Portfolio.................    $   160,000     $   160,000             0              7,211
Putnam Convertible Income-Growth Trust...    $ 1,450,000     $ 1,450,000             0             65,352
Putnam Convertible Opportunities and
  Income Trust...........................    $    50,000     $    50,000             0              2,253
Putnam Variable Trust-Putnam VT Global
  Asset Allocation Fund..................    $    50,000     $    50,000             0              2,253
Ramius Capital Group.....................    $   500,000     $   500,000             0             22,535
RCG Halifax Master Fund, Ltd.............    $   300,000     $   300,000             0             13,521
RCG Latitude Master Fund, Ltd............    $ 2,740,000     $ 2,740,000             0            123,492
RCG Multi Strategy, LP...................    $ 2,000,000     $ 2,000,000             0             90,140
Sage Capital.............................    $ 3,000,000     $ 3,000,000             0            135,211
Sunrise Partners LLC.....................    $ 5,500,000     $ 5,500,000             0            247,887
TQA Master Fund, Ltd.....................    $ 4,000,000     $ 4,000,000             0            180,281
Victory Capital Management as Trustee for
  Parker Key/Convertible.................    $    40,000     $    40,000             0              1,802
Unknown(1)...............................    $25,890,000     $25,890,000            --          1,166,872


---------------


(1) The name "Unknown" represents the remaining selling securityholders. We are unable to provide the names of these securityholders because certain of these notes are currently evidenced by a global note which has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee.


     If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of notes or common stock issuable upon conversion of the notes pursuant to the registration statement, we may supplement this prospectus to include that information.

                              PLAN OF DISTRIBUTION

     We are registering the notes and the shares of our common stock issuable upon conversion of the notes to permit public secondary trading of these securities by the holders from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the shares of our common stock issuable upon conversion of the notes covered by this prospectus.

     We will not receive any of the proceeds from the offering of the notes or the shares of our common stock issuable upon conversion of the notes by the selling securityholders. The notes and shares of common stock issuable upon conversion of the notes may be sold from time to time directly by any selling securityholder or, alternatively, through underwriters, broker-dealers or agents. If notes or shares of common stock issuable upon conversion of the notes are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commission or agent's commissions.

     The notes or shares of common stock issuable upon conversion of the notes may be sold:

     - in one or more transaction at fixed prices,

     - at prevailing market prices at the time of sale,

     - at varying prices determined at the time of sale or

     - at negotiated prices.

     These sales may be effected in transactions, which may involve block trades or transactions in which the broker acts as agent for the seller and the buyer:

     - on any national securities exchange or quotation service on which the notes or shares of common stock issuable upon conversion of the notes may be listed or quoted at the time of sale,

     - in the over-the-counter market,

     - in transactions other than on a national securities exchange or quotation service or in the over-the-counter market or

     - through the writing of options.

     In connection with sales of the notes or shares of common stock issuable upon conversion of the notes or otherwise, any selling securityholder may:

     - enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or shares of common stock issuable upon conversion of the notes in the course of hedging the positions they assume,

     - sell short and deliver notes or shares of common stock issuable upon conversion of the notes to close out the short positions or

     - loan or pledge notes or shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell the securities.

     The outstanding common stock is publicly traded on the Nasdaq National Market. The initial purchasers of the notes have advised us that certain of the initial purchasers are making and currently intend to continue making a market in the notes; however, they are not obligated to do so and any market-making of this type may be discontinued at any time without notice, in the sole discretion of the initial purchasers. We do not intend to apply for listing of the notes on the Nasdaq National Market or any securities exchange. Accordingly, we cannot assure that any trading market will develop or have any liquidity.

     The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the shares of common stock issuable upon conversion of the notes may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling securityholders on the resales of the notes or the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or any of the other available exemptions rather than pursuant to this prospectus.

     There is no assurance that any selling securityholder will sell any or all of the notes or shares of common stock issuable upon conversion of the notes described in this prospectus, and any selling securityholder may transfer, devise or gift the securities by other means not described in this prospectus.

     We originally sold the notes to the initial purchasers in November 2001 in a private placement. We agreed to indemnify and hold the initial purchasers of the notes harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the notes by the initial purchasers. The registration rights agreement provides for us and the selling securityholders to indemnify each other against certain liabilities arising under the Securities Act.

     We agreed pursuant to the registration rights agreement to use reasonable efforts to cause the registration statement to which this prospectus relates to become effective within 180 days after the date the notes were originally issued and to keep the registration statement effective until the earlier of:

     - the sale of all the registrable securities registered under the registration statement,

     - the expiration of the holding period applicable to the securities under Rule 144(k) under the Securities Act with respect to persons who are not our affiliates, and

     - two years from the date the registration statement is declared effective.

     The registration rights agreement provides that we may suspend the use of this prospectus in connection with sales of notes and shares of common stock issuable upon conversion of the notes by holders for a period not to exceed an aggregate of 30 days in any 90-day period or 90 days in any 365-day period for certain business reasons, including, without limitation, the acquisition of businesses or assets, pending corporate developments, public filings with the SEC and other events. We will bear the expenses of preparing and filing the registration statement and all post-effective amendments.

                       VALIDITY OF NOTES AND COMMON STOCK

     The validity of the notes and of the shares of common stock issuable upon conversion of the notes offered hereby will be passed upon for ATMI by Kramer Levin Naftalis & Frankel LLP, New York, New York.

                              INDEPENDENT AUDITORS

     The financial statements of ATMI, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their report, incorporated by reference in this prospectus which, as to 1998, is based in part on the report of Arthur Andersen LLP and the reports of Rath, Anders, Dr. Wanner and Partner, independent auditors.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act. In accordance with the Securities Exchange Act, we file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's following Regional Offices: Northeast Regional Office, 233 Broadway, New York, New York 10279; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Information about the operation of the public reference facilities may be obtained by calling the Commission at 1-800-SEC-0330. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Our common stock is listed on the Nasdaq National Market and such reports, proxy statements and other information concerning us may be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     If at any time during the two-year period following the date of original issue of the notes, we are not subject to the information requirements of
Section 13 or 15(d) of the Securities Exchange Act, we will furnish to holders of notes, holders of common stock issued upon conversion of the notes and prospective purchasers of the notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such notes and common stock issued on conversion of the notes.

     Our internet address is www.atmi.com. The information contained on our website is not incorporated by reference in this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by us with the Commission are incorporated by reference into this prospectus:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     - our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and


     - our Current Reports on Form 8-K dated November 2, 2001, November 9, 2001 and January 31, 2002.


     These documents are an integral part of this prospectus, and references herein to this "prospectus" shall be deemed to include these documents. All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of effectiveness of the registration statement of which this prospectus is a part shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from and after the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated in this prospectus by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in any such documents). Requests for such copies should be directed to Attention: Investor Relations, ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810, telephone (203) 794-1100.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except expenses incurred by the Selling Securityholders for brokerage fees, selling commissions and expenses incurred by the Selling Securityholders for legal services). All of the amounts shown are estimates except the Securities and Exchange Commission (the "SEC") registration fee.

SEC registration fee........................................  $27,485
Legal fees and expenses.....................................  $30,000
Accounting fees and expenses................................  $30,000
Printing and engraving expenses.............................  $10,000
Miscellaneous...............................................  $ 2,500
                                                              -------
          Total.............................................  $99,985
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's certificate of incorporation provides that the personal liability of the directors of the Registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; however, the certificate of incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivatives suits on behalf of the Registrant) to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Registrant or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

     In addition, the Registrant's certificate of incorporation and bylaws provide that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Registrant maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Registrant against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by the Registrant.

ITEM 16.  EXHIBITS


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.1     Registration Rights Agreement, dated November 13, 2001,
          among ATMI, Inc., Goldman, Sachs & Co. and Merrill Lynch,
          Pierce, Fenner & Smith Incorporated, relating to
          Registrant's 5.25% Convertible Subordinated Notes due
          2006(1)
  4.2     Indenture, dated November 13, 2001, between ATMI, Inc. and
          State Street Bank and Trust Company, relating to
          Registrant's 5.25% Convertible Subordinated Notes due
          2006(1)
  4.3     Specimen Note for Registrant's 5.25% Convertible
          Subordinated Notes due 2006 (included in pages 26 to 40 of the Indenture filed as Exhibit 4.2)(1)
  5.1     Opinion of Kramer Levin Naftalis & Frankel LLP(1)
 12.1     Statement of ATMI, Inc. regarding Computation of Ratio of
          Earnings to Fixed Charges(1)
 23.1     Consent of Ernst & Young LLP
 23.2     Consent of Arthur Andersen LLP
 23.3     Consent of Rath, Anders, Dr. Wanner and Partner
 23.4     Consent of Kramer Levin Naftalis & Frankel LLP (included in its opinion filed as Exhibit 5.1)(1)
 24.1     Powers of Attorney(1)
 25.1     Statement of Eligibility of Trustee on Form T-1(1)


---------------


(1) Filed with the Registrant's Form S-3 filed with the Securities and Exchange Commission on January 7, 2002.


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

          (b) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on February 19, 2002.


                                          ATMI, INC.


                                          By:    /s/ DANIEL P. SHARKEY

                                            ------------------------------------

                                              Daniel P. Sharkey,
                                            Vice President, Treasurer
                                            and Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----
                       *                             Chief Executive Officer,       February 19, 2002
------------------------------------------------     Chairman of the Board and
               Eugene G. Banucci                   Director (principal executive
                                                             officer)




             /s/ DANIEL P. SHARKEY                 Vice President, Treasurer and    February 19, 2002
------------------------------------------------      Chief Financial Officer
               Daniel P. Sharkey                     (principal financial and
                                                        accounting officer)




                       *                                     Director               February 19, 2002
------------------------------------------------
                 Mark A. Adley




                       *                                     Director               February 19, 2002
------------------------------------------------
                Robert S. Hillas




                       *                                     Director               February 19, 2002
------------------------------------------------
                Stephen H. Mahle




                       *                                     Director               February 19, 2002
------------------------------------------------
                C. Douglas Marsh




                       *                                     Director               February 19, 2002
------------------------------------------------
               Michael J. Yomazzo

*By: /s/ DANIEL P. SHARKEY
     -------------------------------------------
     Daniel P. Sharkey
     Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.1     Registration Rights Agreement, dated November 13, 2001,
          among ATMI, Inc., Goldman, Sachs & Co. and Merrill Lynch,
          Pierce, Fenner & Smith Incorporated, relating to
          Registrant's 5.25% Convertible Subordinated Notes due
          2006(1)
  4.2     Indenture, dated November 13, 2001, between ATMI, Inc. and
          State Street Bank and Trust Company, relating to
          Registrant's 5.25% Convertible Subordinated Notes due
          2006(1)
  4.3     Specimen Note for Registrant's 5.25% Convertible
          Subordinated Notes due 2006 (included in pages 26 to 40 of the Indenture filed as Exhibit 4.2)(1)
  5.1     Opinion of Kramer Levin Naftalis & Frankel LLP(1)
 12.1     Statement of ATMI, Inc. regarding Computation of Ratio of
          Earnings to Fixed Charges(1)
 23.1     Consent of Ernst & Young LLP
 23.2     Consent of Arthur Andersen LLP
 23.3     Consent of Rath, Anders, Dr. Wanner and Partner
 23.4     Consent of Kramer Levin Naftalis & Frankel LLP (included in its opinion filed as Exhibit 5.1)(1)
 24.1     Powers of Attorney (1)
 25.1     Statement of Eligibility of Trustee on Form T-1(1)


---------------


(1) Filed with the Registrant's Form S-3 filed with the Securities and Exchange Commission on January 7, 2002.